Exhibit 4(g)(3)

EXECUTION COPY

AMENDMENT NO. 2 TO THE

CREDIT AGREEMENT

Dated as of April 23, 2009

AMENDMENT NO. 2 TO THE CREDIT AGREEMENT among XEROX CORPORATION, a New York corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders and the Agent have entered into an Amended and Restated Credit Agreement dated as of April 30, 2007, as amended by Amendment No. 1 dated as of October 27, 2008 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) The definitions of “Applicable Margin” and “Applicable Percentage” in Section 1.01 are amended in full to read as follows:

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 A-/A3/A- or better	2.250%	1.250%
Level 2 BBB+/Baa1/BBB+	2.625%	1.625%
Level 3 BBB/Baa2/BBB	3.000%	2.000%
Level 4 BBB-/Baa3/BBB-	3.375%	2.375%
Level 5 BB+/Ba1/BB+ or below	3.625%	2.625%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 A-/A3/A- or better	0.250%
Level 2 BBB+/Baa1/BBB+	0.375%
Level 3 BBB/Baa2/BBB	0.500%
Level 4 BBB-/Baa3/BBB-	0.625%
Level 5 BB+/Ba1/BB+ or below	0.875%

(b) Section 1.01 is amended by deleting the definitions of “Applicable Utilization Fee” and “Usage” in full.

(c) Section 1.01 is amended by inserting the following new defined term in the appropriate alphabetical order therein:

“Second Amendment Effective Date” means April 23, 2009.

(d) Section 1.03 is amended by adding to the end thereof a new sentence to read as follows:

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

(e) Section 2.04(b) is amended by deleting the phrase “plus (y) the Applicable Utilization Fee, if applicable” and substituting therefor “plus (y) [reserved]”.

(f) Section 2.07(a)(i) is amended by deleting the phrase “plus (y) the Applicable Utilization Fee, if applicable” and substituting therefor “plus (y) the Applicable Margin in effect from time to time”.

(g) Section 2.07(a)(ii) is amended by deleting the phrase “plus (z) the Applicable Utilization Fee, if applicable”.

(h) Section 3.03(a)(iii) is amended in full to read as follows:

(iii) the Company’s ratio of Debt for Borrowed Money, after giving effect to such Borrowing or issuance, to Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which final financial statements are available (x) for any date before and including the date on which the Company’s financial statements for the fiscal quarter ending June 30, 2010 are available shall not be greater than 4.25:1 and (y) for any date thereafter shall not be greater than 3.75:1.

(i) A new Section 5.01 (k) is added to read as follows:

(k) Covenant to Maintain Receivables Unencumbered. Maintain an aggregate amount of Receivables of the Company and/or its Domestic Subsidiaries that are not encumbered by Liens (other than Permitted Liens) that is equal to at least 150% of the sum of (i) aggregate principal amount of the Advances outstanding on a given date plus (ii) the Available Amount of Letters of Credit Outstanding on such date minus the amount on deposit in the L/C Cash Deposit Account on such date, the aggregate amount of such unencumbered Receivables to be determined by reference to the financial statements most recently delivered by the Company pursuant to Section 5.01(i).

(j) A new Section 5.02(h) is added to read as follows:

(h) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any Receivables of the Company or any of its Domestic Subsidiaries except (a) agreements in favor of the Agent and the Lenders; (b) prohibitions or conditions under (i) the Amended and Restated Program Agreement dated as of October 27, 2005 (the “Program Agreement”) among General Electric Capital Corporation (“GECC”), the Company, Xerox Lease Funding LLC (“XLF”) and Xerox Lease Equipment LLC, (ii) the Amended and Restated Loan Agreement dated as of October 21, 2002 (the “Loan Agreement”) between XLF and GECC, in each case as from time to time amended, and other agreements related to the Program Agreement and/or Loan Agreement, and (iii) other agreements in existence as of the Second Amendment Effective Date governing any Debt (the “Existing Agreements”), or any future agreement, or any amendment, amendment and restatement, modification or other supplement of any Existing Agreement so long as such prohibition or condition is no more restrictive in any material respect than the most restrictive prohibition or condition of any Existing Agreement entered into after June 1, 2003; and (c) prohibitions or conditions under other agreements so long as such other agreements permit an amount of Receivables at least equal to the aggregate amount of unencumbered Receivables required to be maintained pursuant to Section 5.01(k) to be granted as security for the obligations under this Agreement.

(k) Section 5.03(a) is amended in full to read as follows:

(a) Leverage Ratio. Maintain a ratio of Debt for Borrowed Money as of the end of such Fiscal Quarter to Consolidated EBITDA (i) for each period of four Fiscal Quarters ending on or before June 30, 2010 of not greater than 4.25:1 and (ii) for each period of four Fiscal Quarters ending thereafter of not greater than 3.75:1.

(l) Section 6.01(c)(i) is amended by inserting the phrase “(except for with respect to Section 5.02(h))” immediately after the phrase “5.02” contained therein.

(m) Section 6.01(c) is amended by deleting the “or (iii)” after the phrase “any Lender” and substituting in lieu thereof a “(iii) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(k) or 5.02(h) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Company by the Agent at the request of any Lender, or (iv)”.

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders and the Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Agent:

(a) Certified copies of (i) the resolutions of the Board of Directors of the Company approving this Amendment and the matters contemplated hereby and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby and thereby.

(b) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Amendment and the other documents to be delivered hereunder.

(c) Favorable opinions of (A) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Borrower, and (B) Don H. Liu, General Counsel of the Company, substantially in the form of Exhibits D-1 and D-2 to the Credit Agreement, respectively.

(d) A certificate signed by a duly authorized officer of the Company stating that:

(i) The representations and warranties contained in Section 3 of this Amendment and in Section 4.01 of the Credit Agreement are correct on and as of the date of such certificate as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date), before and after giving effect to this Amendment, as though made on and as of such date; and

(ii) No event has occurred and is continuing that constitutes a Default.

SECTION 3. Representations and Warranties of the Company The Company represents and warrants as follows:

(a) The execution, delivery and performance by the Company of this Amendment and the Credit Agreement and the Notes, as amended hereby, are within the Company’s corporate or similar powers, have been duly authorized by all necessary corporate or similar action, and do not contravene (i) the Company’s organizational documents or by-laws, (ii) any law applicable to the Company or (iii) any indenture or other agreement governing Debt or other material agreement or other instrument binding upon the Company, any of its Subsidiaries or any of their properties, or give rise to a right thereunder to require the Company or any of its Subsidiaries to make any payment thereunder.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of this Amendment or the Credit Agreement and the Notes, as amended hereby, except as have been obtained or made and are in full force and effect or where the failure to obtain the same would not have a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered by the Company. This Amendment and each of the Credit Agreement and the Notes, as amended hereby, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) There is no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Amendment or the Credit Agreement and the Notes, as amended hereby.

SECTION 4. Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5. Costs and Expenses The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

XEROX CORPORATION

By
Title:

CITIBANK, N.A., as Agent and as Lender

By
Title:

JPMORGAN CHASE BANK, N.A.

By
Title:

BANK OF AMERICA, N.A.

By
Title:

BARCLAYS BANK PLC

By
Title:

BNP PARIBAS

By
Title:

By
Title:

DEUTSCHE BANK AG NEW YORK BRANCH

By
Title:

By
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By
Title:

MERRILL LYNCH BANK USA

By
Title:

UBS LOAN FINANCE LLC

By
Title:

WILLIAM STREET COMMITMENT CORPORATION

By
Title:

LEHMAN COMMERCIAL PAPER INC.

By
Title:

MIZUHO CORPORATE BANK, LTD.

By
Title:

THE NORTHERN TRUST COMPANY

By
Title:

THE BANK OF NEW YORK MELLON

By
Title:

DANSKE BANK A/S

By
Title:

PNC BANK, NATIONAL ASSOCIATION

By
Title:

STATE STREET BANK AND TRUST COMPANY

By
Title:

U.S. BANK, N.A.

By
Title:

INTESA SANPAOLA S.P.A.

By
Title: